Exhibit 5.1

[Allergan, Inc. Letterhead]

August 3, 2004

Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612

Attention: Board of Directors

RE:	Registration of deferred compensation obligations, of Allergan, Inc., pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

     I am the Executive Vice President, General Counsel and Secretary of Allergan, Inc., a Delaware corporation (the “Company”), and in such capacity have participated in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $65,000,000 of deferred compensation obligations of the Company (the “Obligations”) under the Allergan, Inc. Executive Deferred Compensation Plan (Amended and Restated as of January 1, 2003), as amended (the “Plan”).

     In my capacity as the Company’s General Counsel, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Obligations and, for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

     I, or other employees under my supervision, have made such legal and factual examinations, including an examination, among other things, of originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the basis of my opinion hereinafter expressed. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

     With respect to the opinion expressed below, I am opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including statutory law and reported decisional law thereunder, and (ii) the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. I express no opinion as to matters of conflict or choice of law. My opinion set forth below is based upon my consideration of only those statutes, regulations and reported decisional law, which in my experience are normally applicable to deferred compensation plans.

     Subject to the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

     The opinion expressed above is further subject to the following limitations, qualifications and exceptions:

          (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

          (b) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

          (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

          (d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

     In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. I further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

     This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ DOUGLAS S. INGRAM
Douglas S. Ingram
Executive Vice President, General Counsel and Secretary of Allergan, Inc.

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